EXHIBIT 5

January 7, 1998

Baldwin Technology Company, Inc.
One Norwalk West
40 Richards Avenue
Norwalk, CT 06854

Re: Issuance of Shares Pursuant to Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Baldwin Technology Company, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of a Registration Statement on Form S-8 (the "Registration Statement") relating to the registration by the Company of an aggregate of 1,000,000 shares (the "Shares") of the Company's Class A Common Stock, $.01 par value per share, to be issued pursuant to the Company's 1996 Stock Option Plan.

In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the 1996 Stock Option Plan and such other documents, records, certificates and other instruments of the Company as in our judgment are necessary or appropriate for purposes of this opinion.

Based on the foregoing, we are of the following opinion:

1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

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Baldwin Technology Company, Inc.
January 7, 1998
Page 2

2. The Shares have been duly authorized and, when issued and paid for in accordance with the 1996 Stock Option Plan, will be validly issued, fully paid and non-assessable.

We are expressing the opinions above as members of the Bar of the State of New York and express no opinion as to any law other than the General Cor-poration Law of the State of Delaware.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving such opinion, we do not thereby admit that we are acting within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP